Clorox Completes Acquisition of Armor All Products Corporation

Oakland, Calif., Jan. 2, 1997 -- The Clorox Company (CLX - NY,
PSE) and Armor All Products Corporation (ARMR - NASDAQ) today announced the merger of Clorox's wholly owned subsidiary, Shield Acquisition Corporation, with and into Armor All. Shield Acquisition Corporation was established by Clorox to execute the Armor All acquisition.

The merger follows upon the completion of Clorox's tender offer for all of the outstanding shares of Armor All announced on Dec. 31, 1996. Those stockholders of Armor All who have not tendered their shares pursuant to the tender offer have the right to receive $19.09 net per share.

Contacts:

News Media --Mark Marymee, (510) 271-7461
Investment Community -- Karen Rose, (510) 271-7385;
                        Ughetta Ugolini (510) 271-2270